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                                                                       EXHIBIT I

LOGO                                                    BEAR, STEARNS & CO. INC.

                                                                 CITICORP CENTER
                                                              ONE SANSOME STREET
                                                 SAN FRANCISCO, CALIFORNIA 94104
                                                                  (415) 772-2900

                                                                ATLANTA - BOSTON
                                                  CHICAGO - DALLAS - LOS ANGELES
                                                        NEW YORK - SAN FRANCISCO

                                                  FRANKFURT - GENEVA - HONG KONG
                                                          LONDON - PARIS - TOKYO
                                          November 1, 1995
Special Committee of the Board of Directors
Maxtor Corporation
211 River Oaks Parkway
San Jose, CA 95134

Attention: Mr. Charles Hill
            Chairmain of the Special Committee

Dear Sirs:

We understand that Maxtor Corporation ("Maxtor") has received an offer from Hyundai Electronics America ("HEA") to acquire all of the outstanding shares of the Common Stock of Maxtor (the "Shares") which Hyundai Electronics Industries Co., Ltd., together with its affilitates, does not already own. You have provided us with the Agreement and Plan of Merger in substantially final form (the "Merger Agreement") among Maxtor, HEA and a wholly-owned subsidiary of HEA ("Subsidiary"). As more fully described in the Merger Agreement, Subsidiary (i) would promptly commence a tender offer to purchase all Shares for $6.70 per share in cash and (ii) as promptly thereafter as practicable would merge with Maxtor, and each outstanding Share not previously tendered would be converted into the right to receive $6.70 in cash (collectively, the "Transaction").

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of Maxtor (other than the holders of Class A Common Stock of Maxtor).

In the course of our analyses for rendering this opinion, we have:

               1. reviewed the Merger Agreement;

               2. reviewed Maxtor's Annual Reports to Shareholders and Annual
                  Reports on Form 10-K for the fiscal years ended March 31, 1993 through 1995, and its Quarterly Report on Form 10-Q for the period ended July 1, 1995;

               3. reviewed certain operating and financial information,
                  including projections, provided to us by management relating to Maxtor's business and prospects;
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               4. met with certain members of Maxtor's senior management to discuss its operations, historical financial statements and future prospects;

               5. visited Maxtor's facilities in San Jose, California;

               6. reviewed the historical prices and trading volume of the common shares of Maxtor;

               7. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Maxtor;

               8. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Maxtor; and

               9. conducted such other studies, analyses, inquiries and
                  investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Maxtor. With respect to Maxtor's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Maxtor as to its expected future performance. We have not assumed any responsibility for the information or projections provided to us, and we have further relied upon the assurances of the management of Maxtor that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Maxtor. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of Maxtor (other than the holders of Class A Common Stock of Maxtor).

We have acted as financial advisor to the Special Committee of Maxtor's Board of Directors in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                    LOGO
                                          By: /s/ G. Matthews
                                            ------------------------------------
                                            Managing Director